                                                                       EXHIBIT 5

                               PALMER & DODGE LLP
                                One Beacon Street
                           Boston, Massachusetts 02018

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420


                                 August 2, 2000


ArQule, Inc.
19 Presidential Way
Woburn, Massachusetts  01801


     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by ArQule, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 1,000,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), offered pursuant to the provisions of the Company's Amended and Restated 1994 Equity Incentive Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement.


                                                  Very truly yours,

                                                  /s/ PALMER & DODGE LLP


                                                  PALMER & DODGE LLP